Exhibit 99.1

News Release	For Release Aug. 6, 2008
CONTACTS:	6 a.m. Eastern Time
Patty Frank, Investors, (330) 656-0547
Lori Dorer, Media, (513) 345-1685
Kendle Delivers Record Sales, Net Service Revenues and Earnings Per Share for Second Quarter 2008
•	Record net service revenues of $127.0 million, up 30% from second quarter 2007

•	Record EPS of $0.52, up 79% from second quarter 2007

•	Second quarter operating margin of 12.7%, up 160 bp from second quarter 2007

•	Record new business awards of $204 million, up 24% from second quarter 2007

•	Record total business authorizations of $979 million, up 13% from Dec. 31, 2007
CINCINNATI, Aug. 6, 2008 — Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today reported record financial results for the second quarter ended June 30, 2008.
Net service revenues for the three months ended June 30, 2008, were $127.0 million, an increase of 30 percent over net service revenues of $97.8 million for the same period a year ago. Net service revenues from the June 2, 2008, acquisition of DecisionLine Clinical Research Corporation (DecisionLine Clinical Services) accounted for approximately 2 percent of the growth in net service revenues. Net income per diluted share for the second quarter 2008 was $0.52 per share, up 79 percent from net income per diluted share of $0.29 for the same period of the prior year.
Income from operations for the three months ended June 30, 2008, was $16.1 million, or 12.7 percent of net service revenues, compared to income from operations of $10.9 million, or 11.1 percent of net service revenues, for the same period of the prior year.
Net income was $7.8 million in second quarter 2008 compared to net income of $4.3 million for second quarter 2007. Net service revenues by geographic region for second quarter 2008 were 45 percent in North America, 44 percent in Europe, 8 percent in Latin America and 3 percent in the Asia/Pacific region. Net service revenues by geographic region for second quarter 2007 were 50 percent in North America, 42 percent in Europe, 5 percent in Latin America and 3 percent in the Asia/Pacific region. The top five customers based on net service revenues accounted for 28 percent of net service revenues for both the second quarter of 2008 and 2007. No single customer accounted for more than 10 percent of net service revenues in the three-month period ended June 30, 2008.
New business awards for second quarter 2008 were $204 million, which represents a 24 percent increase over the same quarter last year. Contract cancellations for the quarter were $27 million. Total business authorizations amounted to approximately $979 million at June 30, 2008, up 13 percent from Dec. 31, 2007, and up 29 percent from June 30, 2007. The net book-to-bill ratio was 1.4 to 1 for the three months ended June 30, 2008.
“Kendle delivered a strong performance for the second quarter,” said Chairman and CEO Candace Kendle, PharmD. “We remain focused on our strategic customer development and business expansion initiatives to drive continued growth in our business and increased profitability and value for our shareholders.”
Cash flow from operations for the second quarter 2008 was $6.1 million compared with $9.9 million for the same period of the prior year. Cash and marketable securities at June 30, 2008, totaled $25.3 million, including $1.5 million of restricted cash, compared with $25.1 million, which included $1.0 million of restricted cash, at June 30, 2007. In addition to the $200 million of convertible debt that was outstanding at June 30, 2008 and December 31, 2007, at June 30, 2008, the Company had $11.0 million of debt outstanding under its revolving credit facility that was incurred to finance, in part, the purchase of DecisionLine Clinical Services. Days sales outstanding in accounts receivable were 47 days for the second quarter 2008, compared with 42 days for the same period of the prior year, and capital expenditures for second quarter 2008 totaled $6.3 million, compared with $4.3 million for the same period of the prior year.
Six-Month Results
Net service revenues for the six months ended June 30, 2008, were $241.1 million, an increase of 25 percent over net service revenues of $193.2 million for the same six-month period a year ago. Net service revenues from the acquisition of DecisionLine Clinical Services accounted for approximately 1 percent of the growth in net service revenues. Net income per diluted share for the six months ended June 30, 2008, was $0.90 per share, up 58 percent from net income per diluted share of $0.57 for the same period of the prior year.
Income from operations for the six months ended June 30, 2008, was $30.1 million, or 12.5 percent of net service revenues, compared to income from operations of $23.4 million, or 12.1 percent of net service revenues, for the same period of the prior year.
Net income was $13.5 million for the first six months of 2008 compared to net income of $8.5 million for the same period of the prior year. Net service revenues by geographic region for the first six months of 2008 were 46 percent in North America, 43 percent in Europe, 7 percent in Latin America and 4 percent in the Asia/Pacific region. Net service revenues by geographic region for the first six months of 2007 were 50 percent in North America, 43 percent in Europe, 4 percent in Latin America and 3 percent in the Asia/Pacific region. The top five customers based on net service revenues accounted for 29 percent of net service revenues for the first six months of 2008 compared to 26 percent of net service revenues for the first six months of 2007. No single customer accounted for more than 10 percent of net service revenues in the six-month period ended June 30, 2008.
Cash flow from operations for the first six months of 2008 was negative $3.3 million compared with positive $24.4 million for the same period of the prior year. Capital expenditures for the first six months of 2008 totaled $12.0 million, compared with $7.4 million for the same period of the prior year.
Updated Full-Year 2008 Guidance
For the full year 2008, Kendle is now projecting net service revenues in the range of $490 to $500 million and earnings per share on a diluted basis of $2.00 to $2.15. Kendle previously had projected net service revenues in the range of $450 to $460 million and earnings per share on a diluted basis of $1.90 to $2.07. Earnings per share guidance assumes no dilution from the convertible notes. As previously reported, operating margin is still projected to be between 13 and 14 percent.
Second Quarter 2008 Conference Call and Webcast Details
Kendle will host its Second Quarter 2008 conference call Aug. 6, 2008, at 9:30 a.m. Eastern Time. The call will be broadcast live over the Internet and can be accessed at www.kendle.com. A replay of the Webcast will be available at www.kendle.com shortly after the call for on-demand replay through 5 p.m. Eastern Time on Sept. 5, 2008.
About Kendle
Kendle International Inc. (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world’s biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing drugs to market for the benefit of patients worldwide. As one of the fastest-growing global providers of Phase I-IV services, we offer experience spanning 90 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers’ clinical development challenges. Kendle was named “Top CRO to Work With” in the Thomson CenterWatch 2007 survey of U.S. investigative sites and “Best CRO” for 2007 and 2006 by leading global pharmaceutical publication Scrip World Pharmaceutical News.
Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 1200, Cincinnati, OH 45202 or from the Company’s Web site at www.kendle.com.
Information provided herein, which is not historical information, such as statements about prospective earnings, revenue and earnings growth, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including the statements contained herein regarding anticipated trends in the Company’s business, are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, competitive factors and industry consolidation, outsourcing trends in the pharmaceutical and biotechnology industries, the Company’s ability to manage growth and continue to attract and retain qualified personnel, the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses, the Company’s ability to penetrate new markets, the fixed price nature of contracts and cost overruns, the loss, cancellation or delay of contracts or amendments thereto, the ability to maintain existing customer relationships or enter into new ones, the Company’s sales cycle, the effects of exchange rate fluctuations, risks related to non-US operations and other factors described in the Company’s filings with the Securities and Exchange Commission, including Quarterly Reports on Form 10-Q and the Annual Report on Form 10-K. No assurance can be given that the Company will be able to realize the net service revenues included in backlog and verbal awards. Kendle believes that its aggregate backlog and verbal awards are not necessarily a meaningful indicator of future results. All information in this release is current as of Aug. 6, 2008. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Kendle International Inc.
Condensed Consolidated Statement of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net service revenues	$126,989	$97,802	$241,113	$193,241
Reimbursable out-of-pocket revenues	50,403	41,384	95,092	78,498

Total revenues	177,392	139,186	336,205	271,739

Costs and expenses:
Direct costs	63,523	51,544	122,693	100,943
Reimbursable out-of-pocket costs	50,403	41,384	95,092	78,498
Selling, general and administrative expenses	43,736	31,748	81,360	61,741
Depreciation and amortization	3,650	3,631	7,005	7,189

Total costs and expenses	161,312	128,307	306,150	248,371

Income from operations	16,080	10,879	30,055	23,368

Other income (expense):
Interest expense	(2,278)	(4,328)	(5,195)	(8,672)
Interest income	137	457	389	767
Other	(1,571)	(424)	(4,179)	(2,312)

Total other (expense)	(3,712)	(4,295)	(8,985)	(10,217)

Income before income taxes	12,368	6,584	21,070	13,151

Income taxes	4,533	2,252	7,611	4,616

Net income	$7,835	$4,332	$13,459	$8,535

Income per share data:
Basic:

Net income per share	$0.53	$0.30	$0.92	$0.59

Weighted average shares outstanding	14,705	14,477	14,698	14,458

Diluted:

Net income per share	$0.52	$0.29	$0.90	$0.57

Weighted average shares outstanding	14,981	14,858	14,979	14,855

Kendle International Inc.
Selected Balance Sheet and Other Information
(In thousands)
(Unaudited)
Selected Balance Sheet Information:

	June 30, 2008	December 31, 2007
Cash, cash equivalents and marketable securities (including restricted cash)	$25,268	$46,356

Receivables, net of advance billings	91,900	57,148

Borrowings under revolving credit facility	11,000	—

Convertible notes	200,000	200,000
Segment Information:

	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
Early Stage:
Net Service Revenues	$8,636	$5,563	$14,274	$10,973
Operating Income	2,151	960	2,537	1,350

Late Stage:
Net Service Revenues	$116,135	$89,947	$220,915	$178,388
Operating Income	28,624	19,156	53,289	39,336

Support and Other:
Net Service Revenues	$2,218	$2,292	$5,924	$3,880
Operating Income	(14,695)	(9,237)	(25,771)	(17,318)